RESTATED CERTIFICATE OF INCORPORATION                EXHIBIT 3.1
                                       OF
                             HIT ENTERTAINMENT, INC.

         Hit Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Hit Entertainment, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 10, 1995.

         2. This Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation by inserting therein a new Article FIFTH, removing Article SIXTH and renumbering the subsequent Articles contained therein, and amending new Article SIXTH to delete language therefrom.

         3. That by Unanimous Written Consent of the Board of Directors of this Corporation resolutions were duly adopted setting forth the proposed amended and restated Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and providing that the written consent of the stockholders to such amendment and restatement should be obtained.

         4. That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of the Corporation was obtained in accordance with Section 228 of the General Corporation Law, by which consent all of the shares unanimously consented to the amendment and restatement, which consent satisfied the necessary number of shares as required by statute to consent to the amendment.

         5. That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         6. The text of the Certificate of Incorporation, as amended or supplemented heretofore, is further amended hereby to read as herein set forth in full:

         FIRST:  The name of the Corporation is Hit Entertainment, Inc.

         SECOND:  The Corporation shall have perpetual duration.

         THIRD: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         FOURTH: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

         FIFTH:  The total  number of shares  which the  Corporation  shall have
authority  to  issue  is   23,000,000   shares   (23,000,000),   consisting   of
Twenty-Million (20,000,000) shares of

Common Stock, par value $.01 per share, and Three Million (3,000,0000) shares of Preferred Stock, par value $.01 per share.

         Shares of Preferred Stock may be issued form time to time in one or more series, each such series to have such distinctive designation or title as may be stated and expressed in this Article Fifth or as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and such relative, participating, optional or other special rights (including, without limitation, the right to convert the shares of such Preferred Stock into shares of the Corporation's Common Stock at such rate and upon such terms and conditions as may be fixed by the Corporations' Board of Directors), with such qualifications, limitations or restrictions of such preferences or rights as shall be stated and expressed in this Article Fifth or in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware.

         Except as may be otherwise provided in this Article FIFTH or in the resolution or resolutions providing for the issue of a particular series, the Board of Directors may from time to time increase the number of shares of any series already created by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof.

         Each share of Common Stock, par value $.01 per share, of the Corporation outstanding at the time this Restated Certificate of Incorporation becomes effective is hereby changed into 5 shares of Common Stock, par value $.01 per share, of the Corporation. No fractional shares will be issued in connection with such change. Each stockholder of the Corporation at the time this Restated Certificate of Incorporation becomes effective will become the holder of that number of whole shares of Common Stock to which the change entitles such stockholder, rounded to the nearest whole share.

         SIXTH: The Board of Directors shall have the power to make, alter or repeal the Bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Board of Directors. Election of Directors need not be by written ballot.

         SEVENTH: A Director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that this Article SEVENTH shall not eliminate or limit the liability of a Director, except to the extent permitted by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to, or repeal of, this

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


Article SEVENTH shall apply to, or have an effect on the liability or alleged liability of any Director for, or with respect to, any acts or omissions of such director occurring prior to such amendment or repeal.

         IN WITNESS WHEREOF, said Hit Entertainment, Inc. has caused this Certificate to be executed by its duly authorized officers as of the 7th day of May, 1997

                                           HIT ENTERTAINMENT, INC.



                                           By  /s/ Brian Shuster
                                               ---------------------------------
                                               Brian Shuster, President


ATTEST:



         /s/ David M. Kane
         --------------------------
         David M. Kane
             Secretary







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